Exhibit 5.1

December 16, 2016

Innodata Inc.

Three University Plaza

Hackensack, New Jersey

Re:	Registration Statement on Form S-8
Relating to 5,500,000 Shares of Common Stock

Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement") relating to up to 5,500,000 shares of Common Stock, par value $.01 per share, of Innodata Inc. (the "Company"), that may from time to time be issued by the Company pursuant to the Company's 2013 Stock Plan (As Amended and Restated Effective June 7, 2016) referenced in the Registration Statement (the "Plan"). Such shares are referred to as the "Plan Shares."

We have reviewed copies of the Certificate of Incorporation of the Company (including amendments thereto), the By-laws of the Company, the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. As to certain questions of fact material to our opinion, we have relied upon the certificate of an officer of the Company and upon certificates of public officials.

In rendering the opinion set forth below, we have assumed that (i) any awards hereafter granted under the Plan will be approved in the manner contemplated by the Plan and (ii) in respect of each Plan Share issued, the Company will receive consideration (cash, property or services) at least equal to the par value of such share.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares, when issued in accordance with the terms of the Plan and any applicable agreement governing the issuance of such shares, will be duly authorized, validly issued, fully paid and non-assessable.

We bring to your attention that Oscar Folger's wife owns 273,788 shares of the Common Stock of the Company and Mr. Folger's pension plan, of which he is a trustee and principal beneficiary, owns 136,164 shares of Common Stock. Mr. Folger is a partner of Folger & Folger.

We hereby consent to the reference to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Folger & Folger
Folger & Folger